UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2005

ProQuest Company

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-3246	36-3580106
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

777 Eisenhower Parkway, Ann Arbor, Michigan	48106-1346
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (734) 761-4700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 420.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 10, 2005, ProQuest Business Solutions (“PQBS”), a subsidiary of ProQuest Company, and General Motors Corporation (“GM”) entered into an amendment to PQBS’s existing current electronic parts catalog data license agreement with GM to extend the term of that agreement through August 2011 and to increase the royalty fee paid to GM. Under the agreement, GM licenses catalog data to PQBS and PQBS pays a license fee to GM for the data. Upon termination of the agreement, PQBS will continue to receive catalog data to support its customers for a period of three years. For new agreements entered into with GM dealers after August 10, 2005, the amended data license agreement limits the price PQBS may charge dealers upon deployment of the next generation electronic parts catalog discussed below.

In connection with the extension, GM also authorized PQBS to develop a next generation electronic parts catalog that will provide for local and Internet delivery of parts and service information to the GM dealers in the United States and Canada. This next generation electronic parts catalog is expected to be offered by PQBS to GM dealers in the United States and Canada in the second half of 2006. In addition, GM will use the next generation parts catalog for internal use and GM will host the electronic parts catalog for Internet delivery to GM dealers. PQBS has agreed to provide support services to GM for a period of five (5) years after GM receives the next generation electronic parts catalog for no additional fee.

The amendment and related agreements will be filed as exhibits to ProQuest Company’s quarterly report on Form 10-Q for the quarter ending October 1, 2005, with portions omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed in its behalf by the undersigned thereunto duly authorized.

PROQUEST COMPANY

DATE: August 16, 2005	/s/ Todd W. Buchardt
Todd W. Buchardt Senior Vice President and General Counsel